EXHIBIT 99.1

Party City Updates Fourth Quarter Outlook Ahead

of Participation at the ICR Conference

ELMSFORD, N.Y., January 12, 2021 – Party City Holdco Inc. (NYSE: PRTY) today updated its outlook for total revenue, brand comparable sales, and Adjusted EBITDA for the fourth quarter fiscal 2020.

The following are the Company’s updated expectations for the fourth quarter ended December 31, 2020:

•	Preliminary total revenue is estimated to be approximately $645 million to $650 million

•	Brand comparable sales are expected to decrease in the mid-single digit range

•	Adjusted EBITDA is estimated to be in the range of $75 million to $80 million

Brad Weston, Chief Executive Officer of Party City, stated, “We are pleased with the progress we continued to make in the fourth quarter against our strategic initiatives to reinforce our position of authority when it comes to celebrations. However, the rapid surge in COVID-19 cases had a greater than expected impact on customer behavior in the months of November and December. This was evidenced by underperformance in regions like the Northeast, as well as in certain categories like tableware that are most impacted by the reduced size of social gatherings. We remain very encouraged by the strength in balloon demand across our fiscal fourth quarter, as winning in balloons is a core strategic priority and differentiator, and key to expanding our relevance with customers.”

Mr. Weston continued, “As we look to 2021, and the eventual return to normal, we continue to execute against our five strategic initiatives to increase relevancy, strengthen our competitive differentiation and elevate our customer experience across all retail channels. In support of our strategy, we continue to take actions to improve the in-store and online experience including increasing newness, reducing inventory with a more edited and curated product assortment, improving customer engagement and expanding omnichannel capabilities. We look forward to discussing our fourth quarter results and go-forward plans in more detail on our year-end call.”

The Company also now expects the previously disclosed sale of a substantial portion of its international operations to close by January 31, 2021. As previously disclosed, the announced sale has a total transaction value of approximately $59 million, including $45 million of cash proceeds and approximately $14 million of excess cash and other adjustments to be returned to the Company.

During the fourth quarter, the Company continued to make progress in improving inventory levels across its stores and distribution network. Consistent with the strategy of rationalizing in-store SKU count and improving working capital velocity, the Company has updated its seasonal assortment strategy to target higher in-season sell-through of merchandise and reduce annual inventory carry-over. The more edited and curated assortments are expected to improve the customer experience by making stores easier to shop and product selections more relevant to consumers, while also improving the efficiency of inventory management and reducing working capital needs. As a result, the Company disposed of approximately $80 million in inventory during the fourth quarter that will not be required in future seasons.

These updated financial expectations are unaudited, based upon the Company’s current estimates and subject to completion of financial and operating closing procedures as of and for the quarter ended December 31, 2020.

As previously announced, the Company will be participating in the ICR Conference. The Company is scheduled to host a fireside chat on Wednesday, January 13, 2021, at 8:30 a.m. Eastern Time. A live audio webcast of the Company’s fireside chat will be available online at investor.partycity.com. Participants should log in approximately 10 minutes prior to the start of the presentation. A replay will also be available.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, including Party City’s expectations regarding brand comparable sales and its plans for future operations including reducing inventory. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: potential risks and uncertainties relating to the ultimate geographic spread of COVID-19; the severity of the COVID-19 pandemic; the duration of the COVID-19 pandemic; actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to treat its impact; the potential negative impacts of COVID-19 on the global economy and foreign sourcing; the impacts of COVID-19 on our financial condition and business operations; our ability to compete effectively in a competitive industry; fluctuations in commodity prices; our ability to appropriately respond to changing merchandise trends and consumer preferences; successful implementation of our store growth strategy; decreases in our Halloween sales; the impact of helium shortages on our financial performance; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions, including as a result of the COVID-19 pandemic; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional risks and uncertainties set forth in “Risk Factors” in Party City’s Annual Report on Form 10-K for the year ended December 31, 2019 and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update or revise such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. The Company designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 830 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City and Halloween City, and e-commerce websites, principally through the domain name PartyCity.com.

Contacts:

Investor Relations

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

Media Relations

ICR

Brittany Fraser

203-682-8200

PartyCityPR@partycity.com

Source: Party City Holdco Inc.